Exhibit 99.1

12600 Hill Country Blvd. Suite R-100, Austin, Texas 78738 Telephone: (512) 538-2300 Fax: (512) 538-2333 www.shpreit.com

NEWS RELEASE

SUMMIT HOTEL PROPERTIES PRICES PUBLIC OFFERING OF 6.25% SERIES E CUMULATIVE REDEEMABLE PREFERRED STOCK

Austin, Texas, November 2, 2017 -— Summit Hotel Properties, Inc. (NYSE: INN) (the “Company”) announced today that it has priced an underwritten public offering of 6,400,000 shares of its 6.25% Series E Cumulative Redeemable Preferred Stock (the “Series E Preferred Stock”) at a public offering price of $25.00 per share, for gross proceeds of $160,000,000 million.  The offering is expected to close on November 13, 2017, subject to customary closing conditions.

The Company expects to contribute the net proceeds from this offering to its operating partnership.  The operating partnership intends to use the net proceeds to redeem the Company’s outstanding 7.875% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) on or after December 11, 2017, which is generally the date the shares of Series B Preferred Stock become redeemable by the Company.  The Series B Preferred Stock has an aggregate liquidation preference of approximately $75 million, plus accrued but unpaid dividends payable therewith.  To the extent that the net proceeds from this offering are insufficient to redeem all of the outstanding Series B Preferred Stock, the Company expects to fund the deficiency with additional borrowings from its senior unsecured revolving credit facility.  Pending the redemption of the Series B Preferred Stock, the Company will use the net proceeds from this offering to reduce amounts outstanding under its senior unsecured revolving credit facility and for general corporate purposes, which may include, among other things, acquiring hotel properties in accordance with its investment strategy.  Subject to market conditions and the approval of its Board of Directors, the Company may also use any remaining net proceeds to redeem a portion of its outstanding 7.125% Series C Cumulative Redeemable Preferred Stock on or after the date it becomes redeemable by the Company in March 2018.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Robert W. Baird & Co. Incorporated, Raymond James & Associates, Inc. and RBC Capital Markets, LLC are acting as joint book-running managers for the offering.  The senior co-managers for the offering are Deutsche Bank Securities Inc., Jefferies LLC and KeyBanc Capital Markets Inc.  BB&T Capital Markets, a division of BB&T Securities, LLC, Capital One Securities, Inc. and U.S. Bancorp Investments, Inc. are acting as co-managers.

A registration statement relating to the Series E Preferred Stock has been filed with the U.S. Securities and Exchange Commission and is effective.  A copy of the final prospectus supplement (when available) and base prospectus relating to the Series E Preferred Stock may be obtained by contacting Merrill Lynch, Pierce, Fenner and Smith Incorporated, Attention: Prospectus Department, 200 North College Street, 3rd Floor, NC1-004-03-43, Charlotte, NC 28255-0001 or by email at dg.prospectus_requests@baml.com or by telephone at (800) 294-1322; by contacting Robert W. Baird & Co. Incorporated, Attention: Syndicate Department, 777 E. Wisconsin Avenue, Milwaukee, WI

53202 or by email at syndicate@rwbaird.com; by contacting Raymond James & Associates, Inc., Attention: Equity Syndicate, 880 Carillon Parkway, St. Petersburg, Florida 33716 or by email at prospectus@raymondjames.com or by telephone at (800) 248-8863; or by contacting RBC Capital Markets, LLC, Brookfield Place, 200 Vesey Street, 8th Floor, New York, New York 10281-8098, or by email at rbcnyfixedincomeprospectus@rbccm.com or by telephone at (866) 375-6829 or by facsimile at (212) 658-6137.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Summit Hotel Properties

Summit Hotel Properties, Inc. is a publicly-traded real estate investment trust focused on owning premium-branded hotels with efficient operating models primarily in the upscale segment of the lodging industry.  As of October 30, 2017, the Company’s portfolio consisted of 79 hotels with a total of 11,590 guestrooms located in 24 states.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan,” “likely,” “would” or other similar words or expressions.  For example, the fact that this offering has priced may imply that this offering will close, but the closing is subject to conditions customary in transactions of this type and may be delayed or may not occur at all.  Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information.  These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements.  These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.  Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Adam Wudel

Vice President - Finance

Summit Hotel Properties, Inc.

(512) 538-2325